Exhibit 3.1

AMENDMENT

TO

AMENDED AND RESTATED BYLAWS

OF

VIVINT SOLAR, INC.

July 6, 2020

The Amended and Restated Bylaws of Vivint Solar, Inc. (the “Company”), are hereby amended by adding the following new Article XI:

ARTICLE XI

EXCLUSIVE FORUM

Without limiting Article XI of the certificate of incorporation, unless the corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity holding, owning or otherwise acquiring any interest in any security of the corporation shall be deemed to have notice of and consented to the provisions of this Article XI. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this bylaw.

The foregoing is certified as an amendment to the Amended and Restated Bylaws of the Company, as approved by the Board of Directors, and effective as of July 6, 2020.

/s/ C. Dan Black

C. Dan Black, Secretary